UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 3)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2009

Jabil Circuit, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (727) 577-9749
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities and Item 2.06. Material Impairments.
     On January 28, 2009, Jabil Circuit, Inc. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission that contained disclosure surrounding the restructuring plan that was approved by the Company’s Board of Directors on January 22, 2009 (the “2009 Restructuring Plan”). The 2009 Restructuring Plan was approved to better align the Company’s manufacturing capacity in certain geographies and to reduce the Company’s worldwide workforce by approximately 3,000 employees in order to reduce operating expenses. These restructuring activities were intended to address market conditions and properly size the Company’s manufacturing facilities to increase the efficiencies of its operations. At the time of filing, the Company announced that it expected to recognize approximately $65.0 million in pre-tax restructuring and impairment costs (which, as the Company announced in its Quarterly Report on Form 10-Q that it filed on April 8, 2009, excluded valuation allowances on certain deferred tax assets), over the course of the Company’s fiscal years 2009 and 2010 and that a significant portion of the total restructuring costs would be related to employee benefit and severance arrangements. It was also announced that the charges related to the 2009 Restructuring Plan, excluding fixed asset impairment charges, were expected to result in cash expenditures of approximately $54.0 million that would be payable over the course of the Company’s fiscal years 2009 and 2010 and that upon its completion, the 2009 Restructuring Plan was expected to yield annualized cost savings of approximately $55.0 million. The majority of these annual cost savings was expected to be reflected as a reduction in cost of revenue, with the remainder being reflected as a reduction of selling, general and administrative expense. On March 24, 2009 and June 23, 2009, the Company filed amendments to the January 28, 2009 8-K by filing a Form 8-K/A on each date to disclose a determination of the restructuring and impairment charges incurred during the Company’s second and third quarters of fiscal year 2009.
     As part of the 2009 Restructuring Plan, management determined that it was more likely than not that certain deferred tax assets would not be realized as a result of the contemplated restructuring activities. Therefore, the Company recorded during the second quarter of fiscal year 2009 a valuation allowance of $13.5 million on certain deferred tax assets as a result of the 2009 Restructuring Plan.
     Although such previously disclosed estimates related to the overall 2009 Restructuring Plan have not materially changed, a final determination of the restructuring and impairment charges incurred through the Company’s fourth quarter of fiscal year 2009 has been made, as well as the estimated range of the remaining restructuring and impairment costs and the remaining estimated cost ranges and cash expenditures by category type, as noted below. In addition, the Company now expects its worldwide workforce to be reduced by approximately 4,500 employees due to the 2009 Restructuring Plan and for the 2009 Restructuring Plan to result in cash expenditures of approximately $57.4 million.
     The Company expects to record approximately $53.7 million of the revised expected total of $64.0 million of restructuring and impairment charges related to the 2009 Restructuring Plan during the twelve months ended August 31, 2009, including both costs associated with exit or disposal activities of approximately $47.3 million and fixed asset impairment costs of approximately $6.4 million. The expected costs associated with exit or disposal activities of approximately $47.3 million include employee severance and termination benefit costs of approximately $47.1 million, contract termination costs of approximately $0.1 million and other restructuring costs of $0.1 million. The Company expects to record the remaining $10.3 million in connection with the 2009 Restructuring Plan in fiscal year 2010 as follows: approximately $6.4 million of employee severance and termination benefit costs, approximately $3.4 million of contract termination costs, approximately $0.2 million of fixed asset impairment costs and approximately $0.3 million of other related restructuring costs.
     Cash expenditures of approximately $19.2 million related to the 2009 Restructuring Plan were made during the twelve months ended August 31, 2009, including approximately $19.0 million related to employee severance and termination benefit costs and approximately $0.2 million related to contract termination and other costs. The remaining expected cash expenditures related to the 2009 Restructuring Plan, excluding fixed asset impairment charges, of approximately $38.2 million are currently expected to be made primarily during fiscal years 2010 and 2011 in the following amounts: approximately $34.5 million of employee severance and termination benefit costs; approximately $3.4 million of contract termination costs; and approximately $0.3 million of other related restructuring costs.
     This information will be subject to timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted. The amount and timing of the actual charges may vary due to a variety of factors. The 2009 Restructuring Plan as discussed reflects the Company’s intention only and the restructuring decisions at certain foreign plants are still subject to consultation with the Company’s employees and their representatives.

     To the extent required by applicable rules, the Company will file one or more additional amendments to the Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)
September 29, 2009	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander,
Chief Financial Officer